Exhibit 10.1
EMPLOYMENT AGREEMENT
     AGREEMENT made and entered into by and between Easton-Bell Sports, Inc. (the “Company”) and Donna L. Flood (the “Executive” and, with the Company, the “Parties”), dated as of November 10, 2008.
     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:
     1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment commencing on January 7, 2009, or such earlier commencement date to which the Parties agree. The date the Executive commences employment with the Company is referred to in this Agreement as the “Effective Date.”
     2. Term. Subject to earlier termination as hereafter provided, the Executive’s employment hereunder shall have an initial term of three (3) years, commencing on the Effective Date, and shall automatically renew thereafter for successive renewal terms of one year each. The term of this Agreement, as from time to time renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”
     3. Capacity and Performance.
          (a) During the term hereof, the Executive shall serve the Company as Chief Operations Officer, reporting to the chief executive officer of the Company (the “CEO”).
          (b) During the term hereof, the Executive shall be employed by the Company on a full-time basis. She shall have the duties and responsibilities assigned to her position by the Company from time to time and such other duties and responsibilities, reasonably consistent with her position, with respect to the Supply Chain, manufacturing, distribution, sourcing, information technology, apparel and related operations of the Company and its Immediate Affiliates, as may be assigned by the Company from time to time.
          (c) Subject to business travel as necessary or desirable for the performance of the Executive’s duties and responsibilities hereunder, the Executive’s primary worksite during the term hereof shall be at the location of the Company’s offices in Van Nuys, California as of the Effective Date (the “Van Nuys Location”) or such other site as the Company may select from time to time, provided such site is no more than thirty-five (35) miles from the Van Nuys Location unless the Executive has expressly consented in writing thereto.
          (d) During the term hereof, the Executive shall devote her full business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Immediate Affiliates and to the discharge of her duties and responsibilities hereunder. During the term of this Agreement, the Executive may engage in passive management of her personal investments and in such community and charitable activities as do not individually or in the aggregate give rise to a conflict of interest or otherwise interfere with her performance of her duties and responsibilities hereunder. It is agreed that the Executive shall not accept membership on a board of directors or other governing board of any Person or engage in any other business activity without the prior approval of the CEO. It also is agreed that if the Board of Directors of the Company (the “Board”) or the CEO subsequently determines, and gives notice to the Executive, that any such membership or activity, previously approved, is materially inconsistent with the Executive’s obligations under Section 7, Section 8 or Section 9 of this Agreement or gives rise to a material conflict of interest, the Executive shall cease such activity promptly following notice from the Company.
     4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:
          (a) Base Salary. Initially during the term hereof, the Company shall pay the Executive a base salary at the rate of Three Hundred Forty Five Thousand Dollars ($345,000.00) per annum, payable in accordance with the payroll practices of the Company for its executives and, commencing in calendar year 2010, subject to annual review by the Board or its compensation committee and to increase, but not decrease, in the discretion of such committee or the Board. The Executive’s base salary, as from time to time increased, is hereafter referred to as the “Base Salary.”
          (b) Bonus Compensation. For each fiscal year of the Company (“FY”) completed during the term hereof, subject to the condition set forth in the final sentence of this provision, the Executive shall have the opportunity to earn an annual bonus (“Annual Bonus”) under the executive incentive plan then applicable to the Company’s executives, as in effect from time to time, with the actual amount of each Annual Bonus being determined by the Board or its designated committee based on the achievement of target objectives established by the Board or its designated committee after consultation with the CEO. For FY2009, the Executive’s target bonus under the executive incentive plan shall be Sixty Percent (60%) of the Base Salary, with a potential for the Annual Bonus to exceed target if achievement exceeds the target objectives. Provided that the Executive commences employment hereunder on or before February 1, 2009, the Executive will be eligible to earn an Annual Bonus for FY 2009 as if employed from January 1, 2009 (the first day of FY2009). If, however, the Executive commences employment hereunder after February 1, 2009, any Annual Bonus earned shall be pro-rated from the date her employment commences. Any Annual Bonus due to the Executive hereunder will be payable not later than two and one-half months following the close of the fiscal year for which the bonus was earned or as soon as administratively practicable thereafter, within the meaning of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, each as amended (“Section 409A”). Except as otherwise provided in Section 5 hereof, the Executive must be employed on the date annual bonuses are paid under the Company’s executive incentive plan in order to be eligible to earn an Annual Bonus for the preceding fiscal year.

          (c) Equity Participation. As promptly as reasonably practical following the Effective Date, Executive will be granted an award of 1,200,000 Class B Common Units (the “Units”) of Easton-Bell Sports, LLC (the “LLC”) under the Easton-Bell Sports, LLC 2006 Equity Incentive Plan as amended from time to time (the “Plan”). Such award shall be subject to the terms of the agreement captioned “Easton-Bell Sports, LLC Class B Common Unit Certificate” (the “Unit Certificate”), which the Executive must execute in order to receive the award, to the terms of the Plan, and to the terms of the Easton-Bell Sports, LLC Third Amended and Restated Limited Liability Company Agreement as amended from time to time (the “LLC Agreement”), including without limitation vesting requirements set forth therein. Any further equity awards granted to the Executive during her employment with the Company shall be at the discretion of the Board of Managers of the LLC.
          (d) Employee Benefit Plans. (i) During the term hereof, the Executive shall be entitled to participate in all “Employee Benefit Plans,” as that term is defined in Section 3(3) of ERISA, including both health and welfare plans and 401(k) plans, from time to time in effect for executives of the Company generally, except to the extent any of the Employee Benefit Plans is duplicative of a benefit otherwise provided to the Executive under this Agreement The Executive’s participation shall be subject to the terms of the applicable Employee Benefit Plan documents and generally applicable Company policies. The Company reserves the right and Executive agrees to accept any modification or change in employee benefit plans so long as such change applies to the group of participants eligible for the benefit plan. (ii) The Company will reimburse the Executive any premium cost and any required administrative fee she incurs to continue participation of her former employer’s health and dental plans through COBRA for herself and her spouse or domestic partner between the Effective Date and the date the Executive first becomes eligible to enroll in the health and dental plans of the Company.
          (e) Housing Allowance. During the initial term hereof, the Company shall provide the Executive a non-accountable allowance for housing and living expenses in the gross amount of Sixty Five Thousand Dollars ($65,000.00) per annum (the “Housing Allowance”), payable in equal monthly installments. The Housing Allowance shall be subject to withholding for taxes as income to the Executive, but it shall not be included in compensation hereunder for any other purpose, including without limitation for purposes of determining the amount of any Annual Bonus earned by the Executive or the Executive’s participation in any Employee Benefit Plan. Payment of the Housing Allowance during any renewal term of this Agreement is subject to the approval of the CEO and the Board in their discretion. The Company will provide one month of temporary living to Executive prior to commencement of housing allowance.
          (f) Vacations. During the term hereof, the Executive will be eligible to earn vacation at the rate of four (4) weeks per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company and the approval of the CEO. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.
          (g) Business Expenses. The Company will pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of her duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board, to such reasonable substantiation, documentation and submission deadlines as may be specified by the Company from time to time. Any such reimbursement that would constitute nonqualified deferred compensation subject to under Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
          (h) Special One-Time Payment. The Company shall provide the Executive a one-time payment in the amount of Ninety-Two Thousand Dollars ($92,000) (the “Special Bonus”), payable in a single lump sum in March of 2009, on the date annual bonuses for 2008 are paid to executives of the Company generally, provided that the Executive is employed by the Company on that date and has not given or received notice of termination of her employment. The Executive shall earn the Special Bonus in equal increments during the first twelve (12) months of the initial term hereof and agrees that, in the event that she terminates her employment other than for Good Reason, or her employment is terminated by the Company for Cause, prior to the first anniversary of the Effective Date, she shall be obligated to, and shall, repay any portion of the Special Bonus that remains unearned on the date her employment terminates.
          (i) Directors & Officers Insurance Coverage. During the term hereof, the Company shall provide the Executive the same coverage under any directors and officers (“D&O”) liability insurance that the Company elects to maintain as it provides to its other executives and, after the termination of her employment hereunder, the same coverage under any D&O liability insurance it elects to maintain, as it provides its other former executives. The Company shall be under no obligation hereunder, however, to maintain any D&O liability insurance.
     5. Termination of Employment and Opportunity to Earn Post-Employment Compensation. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate during the term hereof under the following circumstances:
          (a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s estate, promptly following Date of Termination (as defined in Section 14 hereof), the Final Compensation (as also defined in Section 14 hereof). In addition to Final Compensation: (A) The Company will pay to the Executive’s estate an Annual Bonus for the fiscal year in which the Date of Termination occurs (the “Termination Year”), determined by multiplying the Annual Bonus the Executive would have received for the Termination Year, had she continued employment through the date annual bonuses for the Termination Year were payable to Company executives generally, by a fraction, the numerator of which shall be the number of days the Executive was employed during the Termination Year, through the Date of Termination, and the denominator of which shall be 365 (the “Final Pro-Rated Bonus”). The Final Pro-Rated Bonus will be payable to the Executive’s estate at the time annual bonuses for the Termination Year are paid to Company executives generally under its executive incentive plan.
          (b) Disability.
          (i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during her employment through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of her duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation (exclusive of the leave of absence provided hereunder), for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, and provided that the Executive satisfies in full all of the conditions set forth in Section 5(h) hereof, then, in addition to Final Compensation, the Company shall provide the Executive the following: (A) The Company will pay the Executive a Final Pro-Rated Bonus for the Termination Year, payable at the time annual bonuses are paid to Company executives generally under its executive incentive plan or, if later, on the tenth (10th) business day following the later of the effective date of the Release of Claims, as defined in Section 5(h) below, or the date the Release of Claims is received by the person designated by the Company to receive notices on its behalf in accordance with Section 19 hereof. (B) The Company will pay the full premium cost of health and dental plan coverage for Executive and her qualified beneficiaries until the expiration of the period of twelve (12) months immediately following the Date of Termination or, if earlier, until the date the Executive and her qualified beneficiaries cease to be eligible for coverage continuation under COBRA; provided, however, that in order to be eligible for the Company’s premium payments hereunder, the Executive and each qualified beneficiary must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA and must notify the Company promptly if the Executive or any of her qualified beneficiaries ceases to be eligible for such coverage under COBRA during such twelve (12) month period. Qualified beneficiaries for COBRA are as defined by the plan selected by the Executive. The Company reserves the right to change or modify medical benefits so long as such provisions apply to all executives and/or participants.
          (ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive compensation and benefits in accordance with Sections 4(a) through 4(e) of this Agreement, subject to the terms and conditions of any plans, policies, agreements and other documents to which reference is made therein (collectively, the “Plan Documents”), while her disability continues, until the Executive becomes eligible for disability income benefits under any disability plan in which she is a participant as a result of her employment with the Company or until she recovers sufficiently to resume her duties and responsibilities hereunder (provided she does so within the aforesaid one hundred and eighty (180) days or such longer period as the Board in its discretion may provide) or until the termination of her employment, whichever shall first occur. If, while her employment hereunder continues, the Executive is receiving disability income benefits under any such disability plan, the Executive shall not be eligible to receive the Base Salary, but shall continue to be eligible for payments and benefits in accordance with Sections 4(b) through 4(e) of this Agreement, subject to the terms and conditions of the Plan Documents, until the earlier to occur of her recovery or the termination of her employment under this Agreement. Executive agrees that determination of disability benefits is solely determined by the insurance company providing such benefits to executives and employees.
          (iii) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of her duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or her duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.
          (c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, “Cause” shall be limited to: (i) Executive’s indictment, charge or conviction of, or plea of nolo contendere to, (A) a felony or (B) any other crime involving fraud or material financial dishonesty or (C) any other crime involving moral turpitude that might be reasonably expected to, or does, materially adversely affect the Company or any of its Affiliates, whether that effect is to economics, to reputation or otherwise; (ii) Executive’s gross negligence or willful misconduct with regard to the Company or any of its Affiliates, including but not limited to its Immediate Affiliates, which has a material adverse impact on Company or any of its Affiliates, whether economic or to reputation or otherwise; (iii) Executive’s refusal or willful failure to substantially perform her duties or to follow a material lawful written directive of the CEO or the Board or its designee within the scope of the Executive’s duties hereunder which refusal or failure remains uncured or continues twenty (20) days after written notice from the Board which references the potential for a “for Cause” termination and specifies in reasonable detail the nature of the refusal or willful failure which must be cured; (iv) Executive’s theft, fraud or any material act of financial dishonesty related to the Company or any of its Affiliates; (v) the failure by the Executive to disclose any legal impediments to her employment by the Company or her breach of any of her obligations to a former employer in connection with her employment by the Company (e.g., her disclosure or use of proprietary confidential information of a former employer on behalf of the Company without such former employer’s consent); provided that Executive has been provided with written notification of any of such failure or breach and has been given five (5) days to present any mitigating, corrective or clarifying information to the Board; (vi) the Executive’s breach or violation of those provisions of this Agreement setting forth the Executive’s obligations with respect to confidentiality, non-competition and non-solicitation; or (vii) the

Executive’s breach of any other material provision of this Agreement unless corrected by the Executive within twenty (20) days of the Company’s written notification to the Executive of such breach. In the event of such termination, the Company shall have no obligation to the Executive under this Agreement other than provision of Final Compensation. Any equity in the LLC held by the Executive on the Date of Termination hereunder shall be governed by the terms of the Unit Certificate, the Plan and the LLC Agreement, as applicable.
          (d) By the Company other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination and provided that the Executive satisfies the conditions set forth in Section 5(h) hereof, then, in addition to Final Compensation, the Executive, as compensation for her satisfying those conditions, shall be entitled to earn the following (in the aggregate, “Post-Employment Compensation”):
          (i) The Company will pay the Executive a Final Pro-Rated Bonus for the Termination Year, payable at the time annual bonuses for that year are paid to Company executives generally under its executive incentive plan or, if later, on the tenth (10th) business day following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received on behalf of the Company by such other person as has been designated by the Company to receive notices on its behalf in accordance with Section 19 hereof.
          (ii) The Company will pay the Executive compensation monthly, at the rate of one-twelfth of the Base Salary, for that period immediately following the Date of Termination that the Executive elects to continue to meet the conditions set forth in Section 5(h) hereof, not to exceed twelve (12) months of compensation. Such monthly payments shall commence on the next regular Company payday for its executives that is at least five (5) business days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received by the person designated by the Company to receive notices on its behalf in accordance with Section 19 hereof, but with the first payment being retroactive to the day immediately following the Date of Termination.
          (iii) The Company will pay the full premium cost of health and dental plan coverage for Executive and her qualified beneficiaries until the earliest to occur of (A) the date the Executive elects to cease meeting the conditions set forth in Section 5(h) hereof, (B) the expiration of twelve (12) months following the Date of Termination, (C) the date the Executive becomes eligible for participation in health and dental plans of another employer or (C) the date the Executive ceases to be eligible for participation under the Company’s health and dental plans under COBRA; provided, however, that, in order to be eligible for the Company’s payments hereunder, the Executive and each of her qualified beneficiaries must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA. Executive agrees and accepts that for definitional purposes qualified COBRA beneficiaries are as defined by law and regulations for the selected health plan in which she participates.
          (e) By the Executive for Good Reason. The Executive may terminate her employment hereunder for Good Reason, by providing notice to the Company of the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating employment for Good Reason within thirty (30) days thereafter if the Company fails to remedy the condition. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Employee’s consent: (i) a material breach of this Agreement by the Company; (ii) a material diminution of the Executive’s title from that of Chief Operations Officer or a material adverse change in the Executive’s significant duties, authority or responsibilities, taken as a whole, the effectively constitutes a demotion; (iii) any reduction in or failure to pay the Base Salary; or (iv) any relocation of the Executive’s primary worksite to a site that is more than thirty-five (35) miles from the Van Nuys Location. For the avoidance of doubt, neither an assignment of the Executive to serve as a director or officer of one or more of the Company’s Affiliates nor any termination of such service shall constitute Good Reason for termination. In the event of termination in accordance with this Section 5(e), and provided that the Executive satisfies the conditions set forth in Section 5(h) hereof, then, in addition to Final Compensation, the Company shall provide the Executive the same opportunity to earn Post-Employment Compensation as she would have received had her employment been terminated by the Company other than for Cause under Section 5(d) hereof.
          (f) By the Executive Other than for Good Reason. The Executive may terminate her employment hereunder at any time upon sixty (60) days’ notice to the Company. In the event of termination of the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive her Base Salary for the initial sixty (60) days of the notice period (or for any remaining portion of thereof).
          (g) Termination Following a Change of Control. In the event that there occurs a Change of Control, as defined in Section 14(b) below, and during the period commencing on the day immediately following the occurrence of a Change of Control and ending twenty-four (24) months thereafter the Company terminates the Executive’s employment hereunder other than for Cause in accordance with Section 5(d) or the Executive terminates her employment hereunder for Good Reason in accordance with Section 5(e) and provided that the Executive satisfies in full all of the conditions set forth in Section 5(h) hereof, then, in addition to Final Compensation, the Executive, in lieu of any payment for which he would have been eligible under Section 5(d) or Section 5(e) hereof, will be eligible for (A) a single lump sum payment equal to twelve (12) months of Base Salary, without offset for other earnings; (B) a Final Pro-Rated Bonus for the fiscal year in which the Date of Termination occurs, payable at the time bonuses are paid generally; and (C) health and dental plan premium payments (or, as applicable, reimbursements) on the same terms and conditions applicable in the event of a termination other than for Cause or for Good Reason prior to a Change of Control. Notwithstanding anything to the contrary herein, however, no payments shall be due hereunder until five (5) business days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received by the Chair of the Board. The Executive’s rights with respect to indemnification shall be in accordance with Section 12 hereof.
          (h) Conditions. The Executive’s eligibility to receive and retain any Post-Employment Compensation, as set forth in clauses (i) through (iii) of Section 5(d) hereof, is subject to satisfaction of all of the following as well as the covenant of confidentiality set forth in Section 7 below and the assignment of rights to Intellectual Property (as hereafter defined), but with the express understanding and agreement of the parties that the Executive is free to elect not to comply with clause (i) below and is free not to forbear from competition or solicitation as set forth in clauses (ii), (iii) and (iv) immediately below, but that her right to Post-Employment Compensation under this Agreement is expressly conditioned on compliance with said clause (i) and the forbearance required under all of said clauses (ii), (iii) and (iv), as well as her full satisfaction of her obligations under the covenant of confidentiality and assignment of rights to Intellectual Property (which obligations are not optional and shall survive any termination, howsoever occurring). The conditions to receipt of Post-Employment Compensation are as follows:
          (i) The Executive’s execution and return, to the person designated by the Company to receive notices on its behalf in accordance with Section 19 hereof, of a timely and effective release of claims in the form attached hereto and marked Exhibit A (“Release of Claims”), within the time period specified therein. The Release of Claims creates legally binding obligations and the Company therefore advises the Executive to consult an attorney before signing it.
          (ii) Forbearance by the Executive for twelve (12) months following the Date of Termination from competition with the business of the Company and its Immediate Affiliates anywhere in the world where the Company or any of those Immediate Affiliates is doing business, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise. Specifically, but without limiting the foregoing, in order to satisfy this condition, the Executive must forbear from engaging in any activity that is competitive, or is in preparation to engage in competition, with the business of the Company and its Immediate Affiliates and further the Executive must forbear from working or providing services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, for or to any person or entity engaged in the business of the Company and its Immediate Affiliates. The business of the Company and its Affiliates is sporting hard goods, and for purposes of determining forbearance from competition with the Company following the Date of Termination, the Company’s business shall be deemed to be those sports in which the Company’s brands compete at the Date of Termination. For illustrative purposes only, competitors of the Company and its Immediate Affiliates on the date of this Agreement include Amer Sports Corporation and Jarden Corporation and their respective subsidiaries. The foregoing condition, however, shall not fail to be met solely due to the

Executive’s passive ownership of less than 3% of the equity securities of any publicly traded company.
          (iii) Forbearance by the Executive for twelve (12) months following the Date of Termination from any direct or indirect solicitation or encouragement of any of the Customers of the Company or any of its Immediate Affiliates to terminate or diminish their relationship with the Company or any of its Immediate Affiliates and from any direct or indirect solicitation or encouragement of any of the Customers or Prospective Customers of the Company or any of its Immediate Affiliates to conduct with herself or with any other Person (as defined in Section 14 hereof) any business or activity which such Customer or Prospective Customer conducts or could conduct with the Company or any of its Immediate Affiliates. For purposes of this Section 5(h), a Customer is a person or entity which was such at any time during the twelve (12) months immediately preceding the Date of Termination and a Potential Customer is a person or entity contacted by the Company or any of its Immediate Affiliates to become a Customer at any time within twelve (12) months prior to the Date of Termination other than by general advertisement, provided in each case, however, that the Executive had contact with such Customer or Potential Customer through her employment or her other associations with the Company or any of its Immediate Affiliates or had access to Confidential Information that would assist in her solicitation of such Customer or Potential Customer in competition with the Company or any of its Immediate Affiliates.
          (iv) Forbearance by the Executive for twelve (12) months following the Date of Termination from directly or indirectly hiring or otherwise engaging the services of any employee, independent contractor or other agent providing services to the Company or any of its Immediate Affiliates and from soliciting any such employee, independent contractor or agent to terminate or diminish his/her/its relationship with the Company or any of its Immediate Affiliates. For purposes of this Section 5(h), an employee, independent contractor or agent means any person or entity performing services for the Company or any of its Immediate Affiliates in such capacity at any time during the twelve (12) months immediately preceding the Date of Termination.
          (h) Timing of Payments. Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s separation from service the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Agreement on account of that separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”), as determined by the Company in its reasonable good faith discretion, and that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of that six month period. Also, for purposes of this Agreement, the phrase “termination of employment” and correlative phrases mean a “separation from service” as defined in Treas. Regs.§1.409A-1(h), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treas. Regs.§1.409A-1(i). For the avoidance of doubt, any tax liability to which the Executive is subject under Section 409A shall be solely the Executive’s responsibility.

     6. Effect of Termination. The provisions of this Section 6 shall apply to any termination of the Executive’s employment under this Agreement, whether pursuant to Section 5 or otherwise.
          (a) Provision by the Company of Final Compensation, if any, to which the Executive is entitled and Post-Employment Compensation, if any, which the Executive has the opportunity to earn under Section 5(d) or 5(e) hereof and does earn in accordance with Section 5(h) shall constitute the entire obligation of the Company to the Executive hereunder following termination of her employment with the Company. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5 hereof.
          (b) Except for health and dental plan participation continued in accordance with COBRA, the Executive’s participation in Employee Benefit Plans shall terminate pursuant to the terms of the applicable Plan Documents based on the Date of Termination without regard to any Post-Employment Compensation earned by the Executive, or any other payment to her hereunder, following the Date of Termination.
          (c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the conditions to earning Post-Employments Compensation set forth in Section 5(h) and the obligations of the Executive under Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided in accordance with Sections 5(d), 5(e) and 5(h) (with respect to Post-Employment Compensation) or Section 5(f) (with respect to Base Salary for any notice period waived), no compensation is earned after termination of employment.
     7. Confidential Information.
          (a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as defined in Section 14 hereof); that the Executive may develop Confidential Information for the Company or its Affiliates; and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of her duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to her employment or other association with the Company or any of its Affiliates. The Executive understands that the restrictions set forth in this Section 7(a) shall continue to apply after her employment terminates, regardless of the reason for such termination.
          (b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its Affiliates and any copies, in whole or in part, thereof (in the aggregate, the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its

Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time her employment terminates, or at such earlier time or times as the CEO or the Board or its designee may specify, all Documents and all other property of the Company and its Affiliates then in the Executive’s possession or control.
     8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property (as defined in Section 14 hereof) to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. The Executive acknowledges her understanding that any provision of this Agreement requiring her to assign rights to Intellectual Property does not apply to any invention that qualifies under California Labor Code §2870, which is reproduced in Exhibit B (“Written Notification to the Employee”), attached hereto, which the Executive here acknowledges that she has received. All copyrightable works that the Executive creates during the course of her employment by the Company and which pertains to the business of the Company or is suggested by any work performed by the Executive for the Company or makes use of Confidential Information shall be considered “work made for hire” and, upon creation, shall be owned exclusively by the Company. Further, the Executive hereby waives, expressly and irrevocably, any and all moral rights she may have as an author, whether arising under the copyright laws of the United States or any other jurisdiction or at common law or otherwise, with respect to any copyrighted works prepared by the Executive in the course of her employment, including without limitation the right to attribution of authorship, the right to restrain any distortion, mutilation or other modification of any such work and the right to prohibit any use of any such work in association with a product, service, cause or institution that might be prejudicial to the Company ‘s reputation.
     9. Restricted Activities. The Executive agrees that certain restrictions on her activities during her employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:
          (a) While the Executive is employed by the Company, the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates anywhere in the world or undertake any planning for competition with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive’s employment or to provide services in any capacity to a Person which is a competitor of the Company or any of its Affiliates.

          (b) The Executive agrees that, while she is employed by the Company, and excluding any activities undertaken on behalf of the Company or any of its Affiliates in the course of her duties, she will not hire or attempt to hire any employee of the Company or any of its Affiliates; assist in such hiring by any Person; encourage any such employee to terminate her or her relationship with the Company or any of its Affiliates; or solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or solicit or encourage any customer or potential customer of the Company or any of its Affiliates to conduct with any Person any business or activity which such customer or potential customer conducts or could conduct with the Company or any of its Affiliates.
          (c) The Executive agrees that during her employment by the Company she shall not publish any work that disparages the Company or any of its Affiliates, their management or their business or the Products.
     10. Enforcement of Covenants. The Executive acknowledges that she has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon her pursuant to Sections 7, 8 and 9 hereof. The Executive agrees that those restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were she to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
     12. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of her obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of her obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of her former employer or any other Person without such Person’s consent.
     13. Indemnification. The Company shall indemnify the Executive in accordance with its provided in its articles of organization and by-laws as in effect at the time indemnification is applicable. The Executive agrees promptly to notify the Company of any actual or threatened claim arising out of or as a result of her employment or offices with the Company or any of its Affiliates.

     14. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:
          (a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the entity specified, where control may be by management authority, contract or equity interest.
          (b) “Change of Control” shall mean the occurrence of (a) any change in the ownership of the capital equity of the LLC, if, immediately after giving effect thereto, (i) the Investors (as defined below) and their Affiliates will hold, directly or indirectly, less than 50% of the number of Common Units held by the Investors and their Affiliates as of the date immediately prior to such Change of Control, or (ii) any Person (as defined within this paragraph) other than the Investors and their Affiliates will hold, directly or indirectly, greater than 50% of the number of outstanding Common Units of the LLC; or (b) any sale or other disposition of all or substantially all of the assets of the LLC (including, without limitation, by way of a merger or consolidation or through the sale of all or substantially all of the stock or membership interests of its subsidiaries or sale of all or substantially all of the assets of the LLC and its direct and indirect subsidiaries, taken as a whole) to another Person (the “Change of Control Transferee”) if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Investors and their Affiliates will have the power to elect a majority of the members of the board of managers or board of directors (or other similar governing body) of the Change of Control Transferee. For purposes of this Section 14(b): A “Person” shall have the meaning ascribed to that term in section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 and “Investors” shall mean all Unit-holders of the LLC as of the date of this Agreement, including without limitation Fenway Partners, Inc., American Capital Strategies Ltd., Antares Capital Corporation, Bell Sports Holdings, LLC, Bell Sports 2001, LLC, Bell Sports 2001 Coinvestors, LLC and Bell Sports 2001 Investments, LLC.
          (c) “Confidential Information” shall mean any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business, including without limitation (i) information related to the Products, technical data, methods, processes, know-how and inventions of the Company and its Affiliates, (ii) the development, research, testing, marketing and financial activities and strategic plans of the Company and its Affiliates, (iii) the manner in which they operate, (iv) their costs and sources of supply, (v) the identity and special needs of the customers and prospective customers of the Company and its Affiliates and (vi) the persons and entities with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed. Confidential Information does not include information that enters the public domain, other than through a breach by the Executive or another Person of an obligation of confidentiality to the Company or one of its Affiliates.

          (d) “Date of Termination” means the date the Executive’s employment with the Company terminates, regardless of the reason for such termination.
          (e) “Final Compensation” means (i) Base Salary earned but not paid through the Date of Termination, (ii) pay at the final rate of the Base Salary for any vacation earned but not used through the Date of Termination and (iii) any business expenses incurred by the Executive but un-reimbursed on the Date of Termination, provided that such expenses and required substantiation and documentation are submitted prior to, or within sixty (60) days following, the Date of Termination and that such expenses are reimbursable under Section 4(g) hereof and Company policies.
          (f) “Immediate Affiliates” of the Company are its direct and indirect subsidiaries, its direct and indirect parents and the other direct and indirect subsidiaries of any of those parents (excluding the Company itself).
          (g) “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by the Executive solely or jointly with others, during her employment by the Company; provided, however, that, as used in this Agreement, the term “Intellectual Property” shall not apply to any invention that the Executive develops on her own time, without using the equipment, supplies, facilities or trade secret information of the Company or any of its Affiliates to which the Executive has access as a result of her employment, unless such invention (i) relates at the time of conception or reduction to practice of the invention (A) to the business of the Company or (B) to the actual or demonstrably anticipated research or development of the Company or (iii) results from any work performed by the Executive for the Company.
          (h) Other than for purposes of Section 14(b), above, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.
          (i) “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.
     15. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
     16. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event the Company shall hereafter effect a corporate reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
     17. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     18. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
     19. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier for next day or next business day delivery or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at her last known address on the books of the Company or, in the case of the Company, to it c/o Timothy P. Mayhew, Fenway Partners, LLC, 152 W. 57th St., 59th Floor, New York, NY 10019 or to such other address as either party may specify by notice to the other actually received.
     20. Entire Agreement. This Agreement contains the entire agreement of the parties, and supersedes all prior agreements, whether written or oral, with respect to the Executive’s employment and all related matters, including without limitation the Offer.
     21. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Board.
     22. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.
     23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
     24. Governing Law. This is a California contract and shall be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof, and, for the avoidance of doubt, shall include both the statutory and common law of California, except to the extent preempted by federal law.
[Remainder of page intentionally left blank. Signature page follows immediately.]

     IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY: EASTON-BELL SPORTS, INC.

/s/ DONNA L. FLOOD	By:	/s/ JACKELYN E. WERBLO

Donna L. Flood		Name:	Jackelyn E. Werblo
		Title:	SVP, Human Resources

EXHIBIT A
RELEASE OF CLAIMS
     FOR AND IN CONSIDERATION OF the Post-Employment Compensation that I am eligible to earn following the termination of my employment, as that term is defined in the employment agreement between me and Easton-Bell Sports, Inc. (the “Company”) dated as of November 10, 2008 (the “Agreement”), which is conditioned, inter alia, on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company and its Affiliates (as that term is defined in the Agreement) and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (all of the foregoing, collectively, the “Released”), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including without limitation any causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or any of its Affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its Affiliates, each as amended from time to time, (all of the foregoing, in the aggregate, “Claims”)
In signing this Release of Claims, I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which if known by him must have materially affected her settlement with the debtor.
Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released, I expressly acknowledge that this Release of Claims is intended to include in its effect, without limitation, all Claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that this Release of Claims contemplates the extinguishment of all such Claims.
Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claim and (ii) any right of indemnification or contribution that I have pursuant to the articles of incorporation, by-laws or other governing documents of the Company or any of its Immediate Affiliates (as that term is defined in the Agreement).
In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the date my employment with the Company terminates. I also acknowledge that I am advised by the Company and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had and full and sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.
I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement.
I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Company c/o Timothy P. Mayhew, Fenway Partners, or to such other designated person and/or address as the Company may specify and that this Release of Claims shall take effect on the eighth calendar day following the date of my signing it and only if I have not timely revoked it.
Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:
Donna L. Flood

Date Signed:

EXHIBIT B
WRITTEN NOTIFICATION TO THE EMPLOYEE
          In accordance with California Labor Code § 2872, Easton-Bell Sports, Inc. (the “Company”) hereby notifies you that your acceptance, by your signing, of the Employment Agreement to which this notice is attached as Exhibit B does not require you to assign to the Company any Intellectual Property (as defined in Section 14 of the Employment Agreement) or any other invention for which no equipment, supplies, facility or trade secret information of the Company was used and that was developed entirely on your own time, and does not relate to the business of the Company or to the Company actual or demonstrably anticipated research or development, or does not result from any work performed by you for the Company.
     The following is the text of California Labor Code § 2870:
     § 2870 (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
          1. Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
          2. Result from any work performed by the employee for the employer.
          (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.